EXHIBIT 5.1

200 East Randolph Drive

Chicago, Illinois 60601

312 861-2000	Facsimile: 312 861-2200

www.kirkland.com

July 15, 2005

Exide Technologies

13000 Deerfield Parkway

Building 200

Alpharetta, Georgia 30004

Re:	Exide Technologies

Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Exide Technologies, a Delaware corporation (the “Issuer”), in connection with the proposed registration by the Issuer of the resale by the selling securityholders named in the prospectus forming part of the Registration Statement of $60,000,000 in aggregate principal amount of the Issuer’s Floating Rate Convertible Senior Subordinated Notes due 2013 (the “Notes”), and 3,454,230 shares of the Issuer’s common stock (the “Common Stock”) issuable upon the conversion of the Notes, in each case pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of March 18, 2005, between the Issuer and SunTrust Bank, as trustee. The Notes and Common Stock issuable upon the conversion of the Notes are sometimes collectively referred to herein as the “Securities.”

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) resolutions of the Issuer with respect to the issuance of the Notes; (ii) the Indenture; (iii) Registration Statement; (iv) the Registration Rights Agreement, dated as of March 18, 2005, by and among the Issuer and

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Exide Technologies

July 15, 2005

Deutsche Bank Securities, Inc. and Credit Suisse First Boston LLC, as the initial purchasers, relating to the Securities; and (v) the Purchase Agreement, dated March 18, 2005, by and among the Issuer and Deutsche Bank Securities, Inc. and Credit Suisse First Boston LLC, as the initial purchasers.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. We have not independently established or verified any facts relevant to the opinions expressed herein but have relied upon statements and representations of officers and other representatives of the Issuer and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that: (i) the Notes are valid and binding obligations of the Issuer and (ii) the shares of Common Stock issuable upon the conversion of the Notes, when issued in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the law of the State of New York, the General Corporation Law of the State of Delaware or the federal law of the United States. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We do not find it

Exide Technologies

July 15, 2005

necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Securities. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York, the General Corporation Law of the State of Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP